Exhibit 99.1

Mama’s Creations Reports Second Quarter Fiscal 2027 Financial Results

Second Quarter Revenue Grows 55% to $54.6 Million; Net Income Increases 101% to $2.6 Million with Adjusted EBITDA Up 69% to $5.5 Million; Cash Position Grows to $138.6 Million

EAST RUTHERFORD, NJ – September 3, 2026 – Mama’s Creations, Inc. (Nasdaq: MAMA), a leading national marketer, manufacturer and distributor of fresh deli prepared foods, has reported its financial results for the second quarter ended July 31, 2026.

Financial Summary:

	Three Months Ended July 31,
$ in millions	2026	2025	% Increase
Revenues	$54.6	$35.2	55.0%
Gross Profit	$13.1	$8.8	49.1%
Operating Expenses	$10.1	$7.1	42.6%
Net Income	$2.6	$1.3	100.9%
Earnings per Share (Diluted)	$0.06	$0.03	100.0%
Adj. EBITDA (non-GAAP)	$5.5	$3.3	68.9%

Second Quarter Fiscal 2027 & Subsequent Operational Highlights:

●	Launched over a dozen new placements during the second quarter — more than 60% using chicken bottoms — the majority of which were cross-sells that brought products from the Company’s expanded brand family into banners Mama’s already serves, including Publix, Winn-Dixie, Albertsons and Shaw’s.
●	Selected for Costco second half multi-vendor mailer (MVM) — the retailer’s most productive promotional vehicle — across all eight regions nationally. Mama’s Costco business has grown from approximately $0.5 million four years ago to over $25 million last fiscal year.
●	Approved over two dozen new placements for third quarter delivery — headlined by the Company’s first-ever planned launch in banner Kroger, beginning with four items in over 100 stores across the Louisville division, alongside expanded placements at Albertsons, BJ’s, Sam’s Club, Ahold, Food Lion, Fresh Thyme, Sheetz, Shaw’s and Winn-Dixie.
●	Officially opened the East Rutherford expansion, adding critical freezer and refrigeration storage, which will result in lower outside storage fees, while building out upgraded locker rooms, break rooms and training spaces.
●	Completed a public offering of common stock in July 2026, including full exercise of the underwriters’ option, for net proceeds of approximately $108.6 million to support future M&A initiatives.

●	Invited to attend leading investor conferences nationally, including the BMO Farm to Market Conference, Craig-Hallum Institutional Investor Conference, TD Cowen Future of the Consumer Conference, William Blair Growth Conference, Oppenheimer Consumer Growth Conference, and the D.A. Davidson Consumer Conference.
●	Cash and cash equivalents as of July 31, 2026 grew to $138.6 million, compared to $20.0 million as of January 31, 2026. The increase was primarily driven by the net proceeds of the Company’s July common stock offering, together with $11.9 million of cash generated from operations during the first six months of the fiscal year.

Management Commentary

Adam L. Michaels, Chairman and CEO of Mama’s Creations, said: “The second quarter was another step-change quarter for Mama’s. Thanks to the creativity of our sales team, the resilience of our operations team and the increased capacity from the September 2025 Bay Shore acquisition, revenue grew 55% to $54.6 million and adjusted EBITDA grew 69% to $5.5 million. Though the real story of the quarter is not the impressive growth rate, but the shape of it. Every bottom-line metric grew faster than revenue year-over-year, with net income more than doubling and operating expenses shrinking as a percent of revenue. Gross margin turned back up sequentially as the items we launched in Q1 moved toward steady-state production. That is exactly the sequence we told you to expect: invest into the launch, then harvest the leverage.

“We also transformed our balance sheet. In July we completed a public offering for approximately $108.6 million in net proceeds, ending the quarter with a $138.6 million cash war chest. Combined with our strong operating cash flow, that is a decisive change in our capacity to pursue the accretive M&A that is central to our path to $1 billion in revenue — and from a position of strength rather than necessity. Our M&A pipeline is active, and our criteria have not changed: businesses that broaden our one-stop-shop platform, bring premium customers or capabilities we do not have today, and are accretive from day one. With this strong balance sheet, we can credibly pursue the right asset when it becomes available. And as always, regardless of the size of our growing war chest, we will remain as steadfast and disciplined in our approach as we did four years ago when we started this journey.

“Catapult – the fourth of our 4 Cs – is where this quarter really showed itself. We won over a dozen new placements, more than 60% of them built using chicken ‘bottoms,’ and the majority were cross-sells: bringing items a customer did not previously buy from us into banners we already serve. That is the one-stop-shop strategy at work. The key win was Costco, which selected us for a second half multi-vendor mailer — their most productive promotion — in all eight regions nationally. We have taken that business from roughly $0.5 million four years ago to over $25 million last year, and having all eight regions eagerly sign up tells me Anna Mancini’s recipe is doing just fine west of the Mississippi. And next month we officially launch in banner Kroger for the first time, beginning with four items in over 100 stores across the Louisville division — the third and final leg of the ‘big three’ retailer targets we laid out at our past investor days.

“To conclude, the combination of 55% revenue growth, expanding operating leverage, a $138.6 million cash position, and a category moving decisively in our direction gives us more confidence than ever in our ability to deliver sustained, profitable growth and long-term value for our shareholders,” concluded Michaels.

Second Quarter Fiscal 2027 Financial Results

Revenue for the second quarter of fiscal 2027 increased 55.0% to $54.6 million, as compared to $35.2 million in the same year-ago quarter. The increase was primarily due to the ramp of the new branded items we launched with major retailers in the first quarter, item expansion at new and existing customers, and the contribution of the Bay Shore acquisition.

Gross profit increased 49.1% to $13.1 million, or 24.0% of total revenues, in the second quarter of fiscal 2027, as compared to $8.8 million, or 24.9% of total revenues, in the same year-ago quarter, even with $1 million more trade versus prior year. Importantly, the prior year was prior to the Company’s acquisition of Bay Shore. Gross margin improved sequentially from 23.6% in the first quarter as the new packaging technologies and protein form factors deployed to support the Q1 new product launches moved toward steady-state production. We remain on track toward the Company’s mid-to-high-20% corporate gross margin target.

Operating expenses totaled $10.1 million in the second quarter of fiscal 2027, as compared to $7.1 million in the same year-ago quarter. As a percentage of revenue, operating expenses declined 160 basis points to 18.5% from 20.1% in the prior-year quarter, demonstrating the improved operating leverage in the model as it scales. The change in absolute dollars was primarily attributable to the Bay Shore acquisition.

Net income for the second quarter of fiscal 2027 increased 100.9% to $2.6 million, or $0.06 per diluted share, as compared to net income of $1.3 million, or $0.03 per diluted share, in the same year-ago quarter. Second quarter net income totaled 4.7% of revenue, as compared to 3.6% in the same year-ago quarter.

Adjusted EBITDA, a non-GAAP measure, increased 68.9% to $5.5 million for the second quarter of fiscal 2027, as compared to $3.3 million in the same year-ago quarter. Adjusted EBITDA margin expanded to 10.1% of revenue from 9.3% a year ago.

Turning to the balance sheet. Cash and cash equivalents as of July 31, 2026 totaled $138.6 million, as compared to $20.0 million as of January 31, 2026. The increase was driven primarily by approximately $108.6 million of net proceeds from the July common stock offering, together with $11.9 million of cash provided by operating activities during the first six months of fiscal 2027. As of July 31, 2026, total debt stood at $4.8 million.

Conference Call

Management will host an investor conference call at 4:30 p.m. Eastern time today, Thursday, September 3, 2026 to discuss the Company’s second quarter fiscal 2027 financial results, provide a corporate update, and conclude with Q&A from telephone participants. To participate, please use the following information:

Q2 FY2027 Earnings Conference Call

Date: Thursday, September 3, 2026

Time: 4:30 p.m. Eastern time

U.S. Dial-in: 1-877-451-6152

International Dial-in: 1-201-389-0879

Conference ID: 13762347

Webcast: MAMA Q2 FY2027 Earnings Conference Call

Please join at least five minutes before the start of the call to ensure timely participation.

A playback of the call will be available through Tuesday, November 3, 2026. To listen, please call 1-844-512-2921 within the United States and Canada or 1-412-317-6671 when calling internationally, using replay pin number 13762347. A webcast replay will also be available using the webcast link above.

About Mama’s Creations, Inc.

Mama’s Creations, Inc. (Nasdaq: MAMA) is a leading marketer, manufacturer and distributor of fresh deli prepared foods, found in over 12,000 grocery, mass, club and convenience stores nationally. The Company’s broad product portfolio, born from MamaMancini’s rich history in Italian foods, now consists of a variety of high quality, fresh, clean and easy to prepare foods to address the needs of both our consumers and retailers. Our vision is to become a one-stop-shop deli solutions platform, leveraging vertical integration and a diverse family of brands to offer a wide array of prepared foods to meet the changing demands of the modern consumer. For more information, please visit https://mamascreations.com.

Use of Non-GAAP Financial Measures

This press release includes the following non-GAAP measure – adjusted EBITDA, which is not a measure of financial performance under GAAP and should not be considered as an alternative to net income as a measure of financial performance. The company believes this non-GAAP measure, when considered together with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to the company’s results of operations. However, this non-GAAP measure has significant limitations in that it does not reflect all the costs and other items associated with the operation of the company’s business as determined in accordance with GAAP. In addition, the company’s non-GAAP measures may be calculated differently and are therefore not comparable to similar measures by other companies. Therefore, investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, measures of financial performance in accordance with GAAP. For a definition and reconciliation of EBITDA to net income, its corresponding GAAP measure, please see the reconciliation table shown in this press release below.

US-GAAP NET INCOME TO ADJUSTED EBITDA RECONCILIATION
(Unaudited)
(in thousands)

	Three Months Ended July 31,
	2026	2025
Net income	$2,565	$1,277
Depreciation	1,177	583
Amortization	479	417
Taxes	739	368
Interest, net	(324)	52
Stock-based compensation	874	335
M&A related costs	—	230
Adjusted EBITDA (Non-GAAP)	$5,510	$3,262

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include information about management’s view of the Company’s future expectations, plans and prospects, including future business opportunities or strategies and are generally preceded by words such as “anticipate,” “believe,” “eventually,” “expect,” “future,” “may,” “look forward to,” “plan,” “projected,” “should,” “will,” and other words that convey the uncertainty of future events or outcomes. You are cautioned that such statements are subject to a multitude of known and unknown risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Certain of these risk factors and others are included in documents the Company files with the Securities and Exchange Commission, including but not limited to, the Company’s most recent Annual Report on Form 10-K, as well as subsequent reports filed with the Securities and Exchange Commission.

The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other factors, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. You are urged not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except as may be required by applicable law or regulation, the Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

Investor Relations Contact:

Lucas A. Zimmerman

Managing Director

MZ Group - MZ North America

(949) 259-4987

MAMA@mzgroup.us

www.mzgroup.us

Mama’s Creations, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	July 31, 2026	January 31, 2026
	(Unaudited)
Assets:

Current Assets:
Cash and cash equivalents	$138,617	$19,951
Accounts receivable, net	12,886	13,072
Inventories, net	10,662	9,647
Prepaid expenses and other current assets	1,651	2,411
Total Current Assets	163,816	45,081

Property, plant, and equipment, net	18,857	20,108
Intangible assets, net	2,221	3,090
Goodwill	9,447	9,447
Operating lease right of use assets, net	6,992	7,877
Deposits	95	95
Total Assets	$201,428	$85,698

Liabilities and Stockholders’ Equity:

Liabilities:
Current Liabilities:
Accounts payable and accrued expenses	$20,525	$17,800
Term loan, net of unamortized debt discount of $193 and $216, respectively	983	960
Operating lease liabilities	1,796	1,690
Finance leases payable	333	321
Total Current Liabilities	23,637	20,771

Term loan – net of current	3,823	4,412
Operating lease liabilities – net of current	5,272	6,204
Deferred tax liability	581	813
Finance leases payable – net of current	709	878
Total long-term liabilities	10,385	12,307

Total Liabilities	34,022	33,078

Commitments and contingencies (Notes 10 and 11)

Stockholders’ Equity:
Series A Preferred stock, $0.00001 par value; 120,000 shares authorized; 23,400 issued, 0 shares outstanding	-	-
Series B Preferred stock, $0.00001 par value; 200,000 shares authorized; 0 shares issued or outstanding	-	-
Preferred stock, $0.00001 par value; 19,680,000 shares authorized; 0 shares issued or outstanding	-	-
Common stock, $0.00001 par value; 250,000,000 shares authorized; 47,375,000 and 40,887,000 shares issued as of July 31, and January 31, 2026, respectively, 47,145,000 and 40,657,000 shares outstanding as of July 31, and January 31, 2026, respectively	-	-
Additional paid-in capital	157,484	47,320
Retained earnings	10,072	5,450
Less: Treasury stock, 230,000 shares at cost	(150)	(150)
Total Stockholders’ Equity	167,406	52,620
Total Liabilities and Stockholders’ Equity	$201,428	$85,698

Mama’s Creations, Inc.

Condensed Consolidated Statements of Operations
(Unaudited)

(in thousands, except per share data)

	For the Three Months Ended July 31,		For the Six Months Ended July 31,
	2026	2025	2026	2025

Net sales	$54,582	$35,203	$107,348	$70,458

Costs of sales	41,505	26,432	81,844	52,503

Gross profit	13,077	8,771	25,504	17,955

Operating expenses:
Research and development	94	55	181	128
Selling, general and administrative expenses	9,991	7,016	19,667	14,549
Total operating expenses	10,085	7,071	19,848	14,677

Income from operations	2,992	1,700	5,656	3,278

Other income (expenses)
Interest expense	(100)	(77)	(209)	(165)
Interest income	424	25	514	55
Amortization of debt discount	(12)	(3)	(23)	(6)
Total other income (expenses)	312	(55)	282	(116)

Net income before income tax provision	3,304	1,645	5,938	3,162

Income tax expense	(739)	(368)	(1,316)	(648)

Net income	$2,565	$1,277	$4,622	$2,514

Net income per common share
– basic	$0.06	$0.03	$0.11	$0.07
– diluted	$0.06	$0.03	$0.10	$0.06

Weighted average common shares outstanding
– basic	42,736	37,687	41,717	37,643
– diluted	45,319	39,744	44,334	39,708

Mama’s Creations, Inc.

Condensed Consolidated Statements of Cash Flows
(Unaudited)

(in thousands)

	For the Six Months Ended July 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,622	$2,514
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,340	1,137
Amortization of debt discount	23	6
Amortization of right of use assets	885	589
Amortization of intangibles	869	751
Stock-based compensation	1,454	640
Change in deferred tax asset	(232)	(258)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	186	1,391
Inventories	(1,015)	(1,616)
Prepaid expenses and other current assets	760	625
Accounts payable and accrued expenses	2,830	(925)
Operating lease liability	(826)	(520)
Net Cash Provided by Operating Activities	11,896	4,334

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(1,089)	(1,053)
Net Cash Used in Investing Activities	(1,089)	(1,053)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	(589)	(891)
Net proceeds from issuance of common stock	108,557	-
Repayment of finance lease obligations	(157)	(193)
Proceeds from exercise of stock options	48	37
Net Cash Provided by (Used in) Financing Activities	107,859	(1,047)

Net Increase in Cash	118,666	2,234

Cash and cash equivalents at beginning of period	19,951	7,150

Cash and cash equivalents at end of period	$138,617	$9,384

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes	$858	$659
Interest	$208	$152

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Right-of-use asset and lease liability recognized	$-	$4,156
Payment of related party debt	$-	$1,500
Write-off of right-of-use asset	$-	$451
Issuance of common stock for employee compensation	$105	$-
Receipt of fixed assets for deposits previously paid	$-	$74